Exhibit 99.1

FOR IMMEDIATE RELEASE:	July 21, 2010
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS SECOND QUARTER RESULTS

St. Paul, Minn. (7/21/10)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its second quarter ended June 30, 2010. Revenue for the quarter was $5,016,000, an increase of 323% over revenue of $1,185,000 in the second quarter of 2009 and an increase of 9% over revenue of $4,618,000 in the first quarter of 2010. Net income for the quarter was $94,000, or $0.01 per share, as compared to a net loss of $832,000, or $0.08 per share, in the second quarter of 2009, and net income of $202,000, or $0.02 per share, in the first quarter of 2010.

“The semiconductor industry recovery continues to build, as the tremendous growth in our revenues from one year ago indicates," John J. Pollock, president of the company, commented. “We were also very pleased to post additional improvement in our gross margins, strong positive cash flow, and a positive book to bill ratio. Other highlights of the quarter were solid progress on an evaluation of our next generation eight site 55V16MAX test handler at one of our largest long term customers, and the capture of another new customer for our test handler product line. Since the end of the quarter we have also received a new customer order for our 1164 reliability test systems from a top ten integrated circuit (IC) manufacturer. All indications point toward continued growth conditions in our industry, and we expect to continue to have positive results in the second half of 2010.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2009.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009

Net sales	$5,016	$1,185	$9,634	$2,936
Cost of goods sold	2,621	848	5,243	2,099
Gross profit	2,395	337	4,391	837
Gross profit percent	47.7%	28.4%	45.6%	28.5%

Operating expenses:
Selling, general and administrative (1)	1,563	1,130	2,677	2,330
Research and development	813	529	1,509	1,004
Total operating expenses	2,376	1,659	4,186	3,334

Income (loss) from operations	19	(1,322)	205	(2,497)
Interest income, net	18	46	34	84
Income (loss) before income taxes	37	(1,276)	239	(2,413)
Income tax benefit (2)	57	444	57	841

Net income (loss) (3)	$94	$(832)	$296	$(1,572)

Income (loss) per share (3):
Basic	$0.01	$(0.08)	$0.03	$(0.15)
Diluted	$0.01	$(0.08)	$0.03	$(0.15)

Weighted average common shares outstanding:
Basic	10,689	10,598	10,652	10,598
Diluted	10,970	10,598	10,851	10,598

(1)
Selling, general and administrative expenses for the six months ended June 30, 2010 includes a credit of $190 related to the settlement of a legal dispute with a subtenant of the Company’s former leased facility in Poway, California.

(2)	Income tax benefit for the three and six months ended June 30, 2010 includes $57 related to a federal carryback claim filed in 2010 for a refund of Alternative Minimum Taxes paid in prior years.

(3)
The impact of the $57 income tax benefit described above was to increase net income from $37 ($0.00 per basic and diluted share) to $94 ($0.01 per basic and diluted share) for the three months ended June 30, 2010. The impact of the $190 credit and $57 income tax benefit described above was to increase net income from $49 ($0.00 per basic and diluted share) to $296 ($0.03 per basic and diluted share) for the six months ended June 30, 2010.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30,	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$10,020	$9,476
Accounts receivable, net	3,248	2,114
Inventories - operations	7,505	7,472
Inventories - shipped equipment, subject to
revenue deferral	49	-
Other current assets	219	234
Total current assets	21,041	19,296

Property and equipment, net	87	98

Total assets	$21,128	$19,394

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$1,579	$707
Other current liabilities	715	669
Total current liabilities	2,294	1,376

Shareholders' equity	18,834	18,018

Total liabilities and shareholders' equity	$21,128	$19,394